                                                                      Exhibit 21



             LIST OF SUBSIDIARIES OF COEUR D'ALENE MINES CORPORATION

The following subsidiaries of Coeur d'Alene Mines Corporation as of June 29, 2004 are wholly owned.

Name of Subsidiary                        State/Country of Incorporation
------------------                        ------------------------------
Coeur Australia, Inc.                         Australia

Coeur d'Alene Canadian Acquisition
Corporation                                   New Brunswick, Canada

Coeur d'Alene Merger Sub Corporation          Idaho

Coeur d'Alene Mines Corporation (Tanzania)    Tanzania

Coeur d'Alene Mines Holdings
Company                                       Idaho

Coeur Rochester, Inc.                         Delaware

Coeur Bullion Corporation                     Idaho

Coeur Explorations, Inc.                      Idaho

Coeur Alaska, Inc.                            Delaware

Coeur Silver Valley Inc.                      Delaware

CDE Chilean Mining Corporation                Delaware

CDE Mexico, S.A. de C.V                       Mexico

Callahan Mining Corporation                   Arizona

Compania Minera CDE Cerro Bayo Limitada       Chile

Compania Minera CDE Petorca                   Chile

Compania Minera Polimet S.A                   Argentina

Empresa Minera Manquiri                       Bolivia

Earthworks Technology, Inc.                   Delaware

The following is a list of the subsidiaries of Callahan Mining Corporation:
Name of Subsidiary: Coeur New Zealand, Inc.
State of Incorporation: Delaware
Percentage of Ownership: 100%